Exhibit 1
(TRANSLATION)
August 7, 2007
Condensed Statements of Financial Results
for the Three Months Ended June 30, 2007

Company Name:	NIS GROUP CO., LTD. (URL: http://www.nisgroup.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading Symbol: NIS)

President:	Shinsuke Amiya President, Representative Director of the Board and Co-CEO

Inquiries:	Akihiro Nojiri Senior Executive Director of the Board, Executive Officer and Head of Strategy & Operations Control (Tel: +81-3-3348-2424)

Application of GAAP:	Japanese GAAP

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

(Note:	All amounts in these financial statements are rounded down to the nearest million yen and percentages represent the rates of increase (decrease) from the respective figures for the corresponding period of the previous year)
1.	Consolidated Financial Results for the Three Months Ended June 30, 2007
(1)	Consolidated Operating Results

	Three Months Ended June 30,				Year Ended March 31,
	2007		2006		2007
	Amount	Percentage	Amount	Percentage	Amount

	(In millions except percentages)
Operating revenues	¥17,090	13.3%	¥15,088	28.6%	¥88,152
Operating income	1,802	(20.5)	2,266	35.9	10,435
Ordinary income	1,501	(36.8)	2,376	33.8	9,323
Net (losses) income	(240)	—	1,645	24.5	8

	Three Months Ended June 30,		Year Ended March 31,
	2007	2006	2007

	(In yen)
Net income per share:
Basic	¥(0.08)	¥0.60	¥0.00
Diluted	—	0.59	0.00

Note:	Diluted net income per share for the three months ended June 30, 2007 was not presented because of net losses.
(2)	Consolidated Financial Position

	Three Months Ended June 30,		Year Ended March 31,
	2007	2006	2007

	(In millions except percentages and per share data)
Total assets	¥401,878	¥373,747	¥403,880
Net assets	85,512	88,960	86,747
Net worth ratio (%)	20.2%	23.1%	20.5%
Net assets per share (in yen)	28.50	30.60	29.01

(3)	Consolidated Cash Flows

	Three Months Ended June 30,		Year Ended March 31,
	2007	2006	2007

	(In millions)
Net cash provided by (used in) operating activities	¥10,448	¥(17,552)	¥(67,357)
Net cash used in investing activities	(850)	(2,914)	(8,547)
Net cash provided by financing activities	1,393	27,618	79,728
Cash and cash equivalents at end of period	38,573	28,276	27,625

2.	Dividends

	Dividend record date on June 30,
	2006	2007

	(In yen)
Dividend per share	—	—

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

3.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2008
No adjustment has been made to the financial forecasts last announced on May 8, 2007.
4.	Other
(1)	Changes in Significant Subsidiaries during the Three Months Ended June 30, 2007 (changes in scope of consolidation of specified subsidiaries): None

(2)	Adoption of Simplified Procedures in Accounting Treatments : None

(3)	Changes in Accounting Treatments since the year ended March 31, 2007: Yes
Note: For further information, see “QUALITATIVE INFORMATION AND FINANCIAL STATEMENTS - 3. Other” on page 6.
(Special Note Regarding Financial Forecasts)
Financial forecasts in this document reflect our judgment based on the information available at this time. Various factors could cause actual results to differ materially from any of these financial forecasts.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

QUALITATIVE INFORMATION AND FINANCIAL STATEMENTS
1.	Analysis of Business Performance
For the three months ended June 30, 2007, NIS Group Co., Ltd. (the “Company”) and its consolidated subsidiaries (hereinafter collectively referred to as the “Group”) attempted to further expand business operations and promote efficiency in order to enhance our basis for growth in accordance with our mid-term business strategy announced on May 8, 2007. The Group further restructured its loan portfolio in the loan business, while intensively allocating consolidated managerial resources to growing businesses such as the servicing business, the real estate business, and the China-related business. In addition, the Group also promoted the establishment of a business platform and system to further reinforce sales in the investment banking business.

As a result of these efforts, total operating revenues for the three months ended June 30, 2007 were ¥17,090 million, an increase of ¥2,001 million, or 13.3%, compared with the corresponding period of the previous fiscal year. This is attributable to an increase in revenue from purchased loans and sales of real estate in the servicing business, an increase in revenue from leases and installment loans due to expansion of the leasing business, and an increase in revenue from sales of real estate in the real estate business, despite a decrease in interest income in the loan business due to a decrease in the balance of loans receivable caused by tightening of credit screening.

Operating income for the three months ended June 30, 2007 was ¥1,802 million, a decrease of ¥464 million, or 20.5%, compared with the corresponding period of the previous fiscal year. This is attributable to an increase in operating expenses such as costs of purchased loans collected and costs of sales of real estate due to an increase in operating revenues, and an increase in selling, general and administrative expenses due to an increase in loan loss-related costs in the loan business. Consequently, ordinary income for the three months ended June 30, 2007 was ¥1,501 million, a decrease of ¥875 million, or 36.8%, compared with the corresponding period of the previous fiscal year.

Net income decreased by ¥1,886 million compared to the corresponding period of the previous fiscal year and, accordingly, the Group recorded net losses of ¥240 million for the three months ended June 30, 2007. This is attributable primarily to impairment of investment securities of ¥888 million, as well as gains on sales of investment securities of ¥843 million incurred in the corresponding period of previous fiscal year.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

2.	Analysis of Consolidated Financial Position
(1)	Assets, Liabilities and Net Assets

As of June 30, 2007, total assets were ¥401,878 million, a decrease of ¥2,001 million, or 0.5%, compared with the end of the previous fiscal year. This is attributable to a decrease of ¥21,006 million, or 9.8%, in notes and loans receivable to ¥192,505 million, compared with the end of the previous fiscal year, due to tightening of credit screening in order to promote further restructuring of our loan portfolio, despite an increase of ¥9,540 million, or 35.9%, in the balance of real estate for sale and real estate under construction for sale in the real estate business to ¥36,138 million, achieved by aggressive real estate acquisition.

Total liabilities were ¥316,366 million, a decrease of ¥765 million, or 0.2%, compared with the end of the previous fiscal year. This decrease is mainly attributable to a decrease of ¥2,047 million, or 55.1%, in accrued income taxes to ¥1,666 million, compared with the end of the previous fiscal year, despite an increase of ¥1,861 million, or 0.6%, in total interest-bearing debt to ¥295,876 million, compared with the end of the previous fiscal year.

Net assets were ¥85,512 million, a decrease of ¥1,235 million, or 1.4%, compared with the end of the previous fiscal year. This is attributable to a decrease of ¥240 million, or 0.5%, in retained earnings to ¥46,956 million due to net losses of ¥240 million for the three months ended June 30, 2007, in addition to unrealized losses on investment securities of ¥817 million, a decrease of ¥1,120 million due to a decline in the price of shares held, compared with unrealized gains on investment securities of ¥302 million as of the end of the previous fiscal year.
(2)	Cash Flows
As of June 30, 2007, cash and cash equivalents (“Cash”) were ¥38,573 million, an increase of ¥10,947 million, compared with the end of the previous fiscal year. Overview of cash flows is as follows:

(Cash Flows from Operating Activities)
Net Cash provided by operating activities for the three months ended June 30, 2007 was ¥10,448 million, compared to ¥17,552 million used for the corresponding period of the previous fiscal year. Cash provided during the three months ended June 30, 2007 mainly comprised ¥16,585 million provided by net decrease in loan origination compared with ¥9,217 million used for the corresponding period of the previous fiscal year, ¥899 million used in net acquisition of purchased loans receivable, compared to ¥743 million provided for the corresponding period of the previous fiscal year, and ¥1,433 million used in net acquisition of assets held for leases and installment loans, compared to ¥1,169 million used for the corresponding period of the previous fiscal year, while income before income taxes and minority interest was ¥634 million, compared to ¥3,187 million for the corresponding period of the previous fiscal year.
(Cash Flows from Investing Activities)
Net Cash used in investing activities for the three months ended June 30, 2007 was ¥850 million, compared to ¥2,914 million used for the corresponding period of the previous fiscal year. Cash used during the three months ended June 30, 2007 mainly comprised ¥147 million used in acquisition of fixed assets, compared to ¥146 million used for the corresponding period of the previous fiscal year.
(Cash Flows from Financing Activities)
Net Cash provided by financing activities for the three months ended June 30, 2007 was ¥1,393 million, compared to ¥27,618 million provided for the corresponding period of the previous fiscal year. Cash provided during the three months ended June 30, 2007 mainly comprised ¥1,393 million provided by net proceeds from interesting-bearing debt, compared to ¥24,206 million provided for the corresponding period of the previous fiscal year.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

3.	Other

(1)	Changes in Significant Subsidiaries during the Three Months Ended June 30, 2007 (changes in scope of consolidation of specified subsidiaries): None

(2)	Adoption of Simplified Procedures in Accounting Treatments: None

(3)	Changes in Accounting Treatments since the year ended March 31, 2007: Yes
Note:	For further information, see “4. Consolidated Financial Statements - (5) Significant Items Relating to the Preparation of Consolidated Financial Statements” on page 15.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

4.	Consolidated Financial Statements
(1)	Consolidated Balance Sheets

	June 30,				March 31,
	2006	2007	Change		2007
	Amount	Amount	Amount	Percentage	Amount

	(In millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥28,826	¥39,205	¥10,378	36.0%	¥28,321
Notes and loans receivable	229,949	192,505	(37,443)	(16.3)	213,512
Purchased loans receivable	23,071	26,864	3,793	16.4	31,565
Real estate for sale in the servicing business	7,465	19,240	11,774	157.7	19,439
Real estate for sale and real estate under construction for sale in the real estate business	14,934	36,138	21,204	142.0	26,598
Other	21,037	44,438	23,401	111.2	39,624
Allowance for loan losses	(9,604)	(14,761)	(5,157)	(53.7)	(14,729)

Total Current Assets	315,679	343,631	27,952	8.9	344,332

Fixed Assets:
Tangible fixed assets:
Assets held for leases	4,387	5,061	673	15.4	5,086
Land	825	1,958	1,133	137.2	1,919
Other	894	1,503	608	68.0	1,463

Total tangible fixed assets	6,107	8,523	2,415	39.5	8,469

Intangible fixed assets	2,443	2,280	(163)	(6.7)	2,390

Investments and other assets:
Investment securities	34,490	33,214	(1,275)	(3.7)	36,009
Other	19,655	22,164	2,509	12.8	20,026
Allowance for loan losses	(4,627)	(8,396)	(3,768)	(81.4)	(7,347)

Total investments and other assets	49,517	46,983	(2,534)	(5.1)	48,688

Total Fixed Assets	58,068	57,786	(282)	(0.5)	59,548

Deferred Assets	—	460	460	—	—

Total Assets	¥373,747	¥401,878	¥28,131	7.5%	¥403,880

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

	June 30,				March 31,
	2006	2007	Change		2007
	Amount	Amount	Amount	Percentage	Amount

	(In millions except percentages)
LIABILITIES:
Current Liabilities:
Accounts payable	¥338	¥538	¥200	59.1%	¥771
Short-term borrowings	46,172	17,482	(28,690)	(62.1)	55,396
Current portion of long-term borrowings	59,736	89,666	29,929	50.1	83,192
Current portion of bonds	1,860	15,960	14,100	758.1	8,460
Current portion of convertible bonds	685	—	(685)	—	—
Commercial paper	30,000	26,500	(3,500)	(11.7)	27,100
Accrued income taxes	887	1,666	778	87.7	3,714
Accrued bonuses for employees	368	387	18	5.1	686
Accrued bonuses for directors	18	17	(0)	(4.2)	81
Reserve for guarantee losses	727	1,130	402	55.4	1,065
Reserve for losses on excess interest repayments	940	—	(940)	—	—
Other	8,736	11,791	3,054	35.0	10,784

Total Current Liabilities	150,471	165,140	14,669	9.7	191,251

Long-term Liabilities:
Bonds	26,290	50,260	23,970	91.2	33,280
Long-term borrowings	74,901	69,248	(5,652)	(7.5)	59,628
Asset-backed securities	31,108	26,759	(4,349)	(14.0)	26,957
Accrued retirement benefits for directors	379	332	(47)	(12.4)	379
Reserve for losses on excess interest repayments	—	4,160	4,160	—	4,952
Other	1,567	396	(1,170)	(74.7)	615

Total Long-term Liabilities	134,247	151,157	16,910	12.6	125,812

Statutory Reserve
Reserve for securities transactions	68	68	—	—	68

Total Statutory Reserve	68	68	—	—	68

Total Liabilities	284,786	316,366	31,579	11.1	317,132

NET ASSETS:
Shareholders’ Equity:
Common stock	15,962	16,289	327	2.0	16,289
Additional paid-in capital	19,627	20,141	514	2.6	20,081
Retained earnings	49,442	46,956	(2,486)	(5.0)	47,196
Treasury stock	(1,754)	(1,719)	(35)	(2.0)	(1,565)

Total Shareholders’ Equity	83,277	81,667	(1,609)	(1.9)	82,002

Valuation and Translation Adjustments:
Unrealized gains (losses) on investment securities	3,016	(817)	(3,834)	(127.1)	302
Deferred losses on hedging instruments	(0)	(0)	(0)	(264.6)	(0)
Foreign currency translation adjustments	168	317	148	88.2	360

Total Valuation and Translation Adjustments	3,185	(500)	(3,685)	(115.7)	662
Issuance of Stock Acquisition Rights	—	108	108	—	114
Minority Interest	2,497	4,235	1,738	69.6	3,968

Total Net Assets	88,960	85,512	(3,448)	(3.9)	86,747

Total Liabilities and Net Assets	¥373,747	¥401,878	¥28,131	7.5%	¥403,880

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

(2)	Consolidated Statements of Operations

	Three Months				Year Ended
	Ended June 30,				March 31,
	2006	2007	Change		2007
	Amount	Amount	Amount	Percentage	Amount

		(In millions except percentages)
Operating Revenues	¥15,088	¥17,090	¥2,001	13.3%	¥88,152
Operating Expenses	3,778	5,617	1,839	48.7	36,861

Net Operating Revenues	11,310	11,473	162	1.4	51,290
Selling, General and Administrative Expenses	9,044	9,670	626	6.9	40.855

Operating Income	2,266	1,802	(464)	(20.5)	10,435

Other Income	461	467	5	1.2	726
Other Expenses	351	767	416	118.6	1,838

Ordinary Income	2,376	1,501	(875)	(36.8)	9,323

Special Gains	900	35	(864)	(96.1)	1,994
Special Losses	90	902	812	899.6	8,563

Income Before Income Taxes and Minority Interest	3,187	634	(2,552)	(80.1)	2,754

Income taxes - current	957	1,725	768	80.2	5,776
Income taxes - deferred	425	(1,089)	(1,515)	(356.3)	(3,252)
Minority interest	158	238	80	50.8	221

Net Income (Losses)	¥1,645	¥(240)	¥(1,886)	(114.6)%	¥8

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

(3)	Consolidated Statements of Changes in Net Assets
Three Months Ended June 30, 2006 (April 1, 2006 ~ June 30, 2006)

	Share holders' Equity
		Additional			Total Shareholders'
	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity

	(In millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576

Changes in items for the three months ended June 30, 2006:
Stock issuance	4,113	4,023	—	—	8,137
Cash dividends (Note)	—	—	(1,503)	—	(1,503)
Directors’ bonuses (Note)	—	—	(98)	—	(98)
Net income	—	—	1,645	—	1,645
Sales of treasury stock	—	84	—	78	162
Decrease in affiliates accounted for under the equity method	—	—	356	—	356
Net changes in items other than shareholders’ equity	—	—	—	—	—

Total changes for the three months ended June 30, 2006	4,113	4,107	401	78	8,701

Balance as of June 30, 2006	¥15,962	¥19,627	¥49,442	¥(1,754)	¥83,277

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total
	Gains (Losses)	Losses	Currency	Valuation and
	on Investment	on Hedging	Translation	Translation	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Interest	Assets

	(In millions)
Balance as of March 31, 2006	¥5,097	¥—	¥150	¥5,248	¥2,407	¥82,232

Changes in items for the three months ended June 30, 2006:
Stock issuance	—	—	—	—	—	8,137
Cash dividends (Note)	—	—	—	—	—	(1,503)
Directors’ bonuses (Note)	—	—	—	—	—	(98)
Net income	—	—	—	—	—	1,645
Sales of treasury stock	—	—	—	—	—	162
Decrease in affiliates accounted for under the equity method	—	—	—	—	—	356
Net changes in items other than shareholders’ equity	(2,081)	(0)	18	(2,062)	90	(1,972)

Total changes for the three months ended June 30, 2006	(2,081)	(0)	18	(2,062)	90	6,728

Balance as of June 30, 2006	¥3,016	¥(0)	¥168	¥3,185	¥2,497	¥88,960

Note:	These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June, 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

Three Months Ended June 30, 2007 (April 1, 2007 ~ June 30, 2007)

	Shareholders’ Equity
		Additional			Total Shareholders'
	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity

	(In millions)
Balance as of March 31, 2007	¥16,289	¥20,081	¥47,196	¥(1,565)	¥82,002

Changes in items for the three months ended June 30, 2007:
Net losses	—	—	(240)	—	(240)
Purchases of treasury stock	—	—	—	(200)	(200)
Sales of treasury stock	—	60	—	45	105
Net changes in items other than shareholders’ equity	—	—	—	—	—

Total changes for the three months ended June 30, 2007	—	60	(240)	(154)	(334)

Balance as of June 30, 2007	¥16,289	¥20,141	¥46,956	¥(1,719)	¥81,667

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total	Issuance of
	Gains (Losses)	Losses	Currency	Valuation and	Stock
	on Investment	on Hedging	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Rights	Interest	Assets

	(In millions)
Balance as of March 31, 2007	¥302	¥(0)	¥360	¥662	¥114	¥3,968	¥86,747

Changes in items for the three months ended June 30, 2007:
Net losses	—	—	—	—	—	—	(240)
Purchases of treasury stock	—	—	—	—	—	—	(200)
Sales of treasury stock	—	—	—	—	—	—	105
Net changes in items other than shareholders’ equity	(1,120)	0	(42)	(1,162)	(5)	267	(901)

Total changes for the three months ended June 30, 2007	(1,120)	0	(42)	(1,162)	(5)	267	(1,235)

Balance as of June 30, 2007	¥(817)	¥(0)	¥317	¥(500)	¥108	¥4,235	¥85,512

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

(Reference) Year Ended March 31, 2007 (April 1, 2006 ~ March 31, 2007)

	Shareholders' Equity
		Additional			Total Shareholders'
	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity

	(In millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576

Changes in items for the year ended March 31, 2007:
Stock issuance	4,440	4,333	—	—	8,774
Cash dividends (Note)	—	—	(1,503)	—	(1,503)
Cash dividends	—	—	(455)	—	(455)
Directors’ bonuses (Note)	—	—	(98)	—	(98)
Net income	—	—	8	—	8
Purchases of treasury stock	—	—	—	(0)	(0)
Sales of treasury stock	—	228	—	268	496
Decrease in affiliates accounted for under the equity method	—	—	228	—	228
Increase in consolidated subsidiaries	—	—	(24)	—	(24)
Net changes in items other than shareholders’ equity	—	—	—	—	—

Total changes for the year ended March 31, 2007	4,440	4,561	(1,844)	268	7,426

Balance as of March 31, 2007	¥16,289	¥20,081	¥47,196	¥(1,565)	¥82,002

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total	Issuance of
	Gains (Losses)	Losses	Currency	Valuation and	Stock
	on Investment	on Hedging	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Rights	Interest	Assets

	(In millions)
Balance as of March 31, 2006	¥5,097	¥—	¥150	¥5,248	¥—	¥2,407	¥82,232

Changes in items for the year ended March 31, 2007:
Stock issuance	—	—	—	—	—	—	8,774
Cash dividends (Note)	—	—	—	—	—	—	(1,503)
Cash dividends	—	—	—	—	—	—	(455)
Directors’ bonuses (Note)	—	—	—	—	—	—	(98)
Net income	—	—	—	—	—	—	8
Purchases of treasury stock	—	—	—	—	—	—	(0)
Sales of treasury stock	—	—	—	—	—	—	496
Decrease in affiliates accounted for under the equity method	—	—	—	—	—	—	228
Increase in consolidated subsidiaries	—	—	—	—	—	—	(24)
Net changes in items other than shareholders’ equity	(4,795)	(0)	210	(4,586)	114	1,561	(2,910)

Total changes for the year ended March 31, 2007	(4,795)	(0)	210	(4,586)	114	1,561	4,515

Balance as of March 31, 2007	¥302	¥(0)	¥360	¥662	¥114	¥3,968	¥86,747

Note:	These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June, 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

(4)	Consolidated Statements of Cash Flows

			Year Ended
	Three Months Ended June 30,		March 31,
	2006	2007	2007
	Amount	Amount	Amount

	(In millions)
Operating Activities:
Income before income taxes and minority interest	¥3,187	¥634	¥2,754
Depreciation and amortization	448	531	1,954
Increase in allowance for loan losses	793	1,081	8,638
Increase (decrease) in reserve for losses on excess interest repayments	350	(791)	4,362
Decrease in accrued retirement benefits for employees	(265)	—	(265)
Decrease in accrued bonuses for employees	(382)	(299)	(64)
Increase (decrease) in accrued bonuses for directors	18	(63)	81
Interest and dividends received	(87)	(760)	(881)
Interest expenses	812	1,331	4,435
Gains on sales of fixed assets	(0)	—	(2)
Losses on disposal of fixed assets	5	2	54
Gains on sales of investment securities	(843)	(29)	(1,246)
Impairment of investment securities	82	888	1,128
Charge-offs of loans receivable	2,531	3,033	11,365
Losses (gains) on change in equity interest	1	10	(220)
Decrease (increase) in interest receivable	4	165	(116)
Decrease in advanced interest received	(16)	(37)	(43)
Other	(603)	(1,283)	(2,391)

Sub-total	6,036	4,414	29,541

Proceeds from interest and dividends received	84	751	881
Interest paid	(705)	(1,277)	(4,184)
Income taxes paid	(6,158)	(3,813)	(8,118)

Sub-total	(742)	75	18,120

Loan originations	(70,537)	(52,062)	(300,667)
Proceeds from collections of loans receivable	61,319	68,647	249,441
Loans purchased	(870)	(2,760)	(19,579)
Proceeds from collections of purchased loans	1,614	1,861	12,871
Purchase of assets held for leases	(840)	(487)	(2,929)
Increase in installment loans, net	(328)	(945)	(4,102)
(Increase) decrease in real estate for sale in the servicing business, net	(1,339)	227	(11,845)
Increase in real estate for sale and real estate under construction for sale in the real estate business, net	(5,827)	(4,106)	(8,667)

Net cash (used in) provided by operating activities	¥(17,552)	¥10,448	¥(67,357)

(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

			Year Ended
	Three Months Ended June 30,		March 31,
	2006	2007	2007
	Amount	Amount	Amount

	(In millions)
(Continued)
Investing Activities:
Time deposits	¥—	¥(124)	¥(470)
Proceeds from withdrawal of time deposits	20	124	20
Purchases of tangible fixed assets	(81)	(116)	(1,997)
Proceeds from sales of tangible fixed assets	5	2	12
Purchases of intangible fixed assets	(65)	(31)	(342)
Purchases of investment securities	(3,690)	(1,626)	(7,798)
Proceeds from sales of investment securities	1,268	62	1,713
Proceeds from redemption of investment securities	—	1,665	3,595
(Payments for) proceeds from capital contributions	(550)	363	844
Other	178	(1,168)	(4,125)

Net cash used in investing activities	(2,914)	(850)	(8,547)

Financing Activities:
Deposits of restricted cash in banks	(550)	(776)	(3,482)
Proceeds from withdrawal of restricted cash in banks	1,662	840	4,784
Proceeds from short-term borrowings	58,400	8,440	271,975
Repayments of short-term borrowings	(38,011)	(46,354)	(242,367)
Proceeds from issuance of commercial paper	24,000	28,800	123,600
Repayments for redemption of commercial paper	(24,000)	(29,400)	(126,500)
Proceeds from long-term borrowings	10,450	33,350	65,169
Repayments of long-term borrowings	(16,071)	(17,255)	(70,631)
Proceeds from issuance of bonds	—	24,011	15,410
Increase in asset-backed securities	15,000	4,150	19,440
Decrease in asset-backed securities	(5,560)	(4,348)	(14,152)
Cash collateral from share lending agreement	7,300	—	5,100
Redemption of cash collateral from share lending agreements	(11,800)	(230)	(7,960)
Increase in long-term deposits	(278)	(369)	(385)
Decrease in long-term deposits	22	475	491
Proceeds from issuance of new shares	7,848	—	7,910
Proceeds from issuance of new shares by subsidiaries	49	139	1,543
Dividends paid	(1,070)	(3)	(1,939)
Dividends paid to minority interests	(111)	(71)	(211)
Purchases of treasury stock	(0)	(200)	(0)
Proceeds from sales of treasury stock	162	105	496
Other	178	90	31,436

Net cash provided by financing activities	27,618	1,393	79,728

Effect of exchange rate changes on cash and cash equivalents	19	(44)	212
Net increase in cash and cash equivalents	7,170	10,947	4,035
Cash and cash equivalents at beginning of year	21,105	27,625	21,105
Net increase in cash and cash equivalents at beginning of year from newly-consolidated subsidiaries	—	—	2,484

Cash and cash equivalents at end of period	¥28,276	¥38,573	¥27,625

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

(5)	Significant Items Relating to the Preparation of Consolidated Financial Statements
1)	Scope of Consolidation

All subsidiaries are consolidated as of the balance sheet date.

i.	Number of consolidated subsidiaries:	58 companies

ii.	Names of consolidated subsidiaries:	Nissin Servicer Co., Ltd., NIS Securities Co., Ltd., Nissin Leasing (China) Co., Ltd., NIS Lease Co., Ltd., NIS Property Co., Ltd., NIS Real Estate Co., Ltd., Bird's Eye Technological Investment Corporation, Woodnote Corporation, Aprek Co., Ltd., NIS Construction Co., Ltd., and 48 other companies

iii.	5 companies, including NI Strategic Partners Co., Ltd., were newly established and became consolidated subsidiaries during the three months ended June 30, 2007.

iv.	The Fund For The Creation Of New Japan Co.,Ltd. was excluded from the scope of consolidation since the Group no longer has control over the company due to a refund of its investment in the Tokumei-kumiai.
2)	Application of the Equity Method

All affiliates are accounted for under the equity method as of the balance sheet date.

i.	Number of affiliates accounted for under the equity method:	11 companies

ii.	Names of affiliates accounted for under the equity method:	Nippon Real Estate Rating Services Co., Ltd., STRATEC K.K., SN Co., Ltd., CN Capital Co., Ltd., CN Two Co., Ltd., Araigumi Co., Ltd., and 5 other companies

iii.	If the balance sheet date of an affiliate accounted for under the equity method is different from that of the consolidated financial statements, the consolidated financial statements are prepared by using such affiliate’s financial statements for the relevant accounting period with the exception of CN Two Co., Ltd.

In addition, the consolidated financial statements as of and for the three months ended June 30, 2007 were prepared by using CN Two Co., Ltd.’s provisional settlement of accounts as of May 31, 2007.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

3)	Balance Sheet Dates of Consolidated Subsidiaries

Balance Sheet Date	Number of companies	Balance Sheet Date	Number of companies
December 31	26 companies	September 30	1 company
February 28	4 companies	October 31	1 company
June 30	2 companies	November 30	1 company

For the consolidated subsidiaries with a fiscal year end of June 30, September 30, October 31 and November 30, the consolidated financial statements are prepared by using their provisional settlement of accounts as of March 31, March 31,April 30 and May 31, respectively.

However, significant transactions that occurred between the dates described above and the consolidated balance sheet date are adjusted.
4)	Changes in Accounting Treatments and Changes in Presentation

With respect to bond issuance costs, the entire amount had been previously treated as “Other Expenses” as incurred. However, the Group changed its treatment to amortize such costs using the straight-line method over the redemption period in order to present appropriate periodic profits and losses by taking into consideration an expected increase in the size of future fund procurement through bond issuances and the related increase in the significance of bond issuance costs in connection with the issuance of U.S. Dollar-denominated Unsecured Straight Bonds during the three months ended June 30, 2007. In addition, the Group recorded the amortized amount as financial costs in “Operating Expenses” in order to ensure consistency with the treatment of interest expenses on bonds.

As a result of this change, compared with the previous method, “Operating Expenses” increased by ¥7 million, and “Net Operating Revenues” and “Operating Income” decreased by the same amount respectively, while “Ordinary Income” and “Income before Income Taxes and Minority Interest” increased by ¥460 million, respectively.

The effect on segment information is described in the corresponding section.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

(6)	Segment Information
1)	Business Segment Information

Business segment information for the three months ended June 30, 2006 is as follows:

	Three Months Ended June 30, 2006
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥11,528	¥3,354	¥176	¥29	¥15,088	¥—	¥15,088
(2) Operating revenues from inter-segment sales or transfers	29	16	27	15	88	(88)	—

Total operating revenues	11,557	3,371	203	45	15,177	(88)	15,088
Operating expenses	10,551	2,281	121	92	13,046	(224)	12,822

Operating income (losses)	¥1,006	¥1,089	¥81	¥(47)	¥2,130	¥135	¥2,266

Business segment information for the three months ended June 30, 2007 is as follows:

	Three Months Ended June 30, 2007
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥10,703	¥5,049	¥1,166	¥171	¥17,090	¥—	¥17,090
(2) Operating revenues from inter-segment sales or transfers	510	6,486	—	9	7,006	(7,006)	—

Total operating revenues	11,214	11,535	1,166	181	24,097	(7,006)	17,090
Operating expenses	11,145	9,544	683	315	21,688	(6,400)	15,288

Operating income (losses)	¥68	¥1,991	¥483	¥(133)	¥2,408	¥(606)	¥1,802

(Reference) Business segment information for the year ended March 31, 2007 is as follows:

	Year Ended March 31, 2007
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥46,144	¥31,754	¥10,008	¥245	¥88,152	¥—	¥88,152
(2) Operating revenues from inter-segment sales or transfers	195	72	30	62	360	(360)	—

Total operating revenues	46,340	31,827	10,038	307	88,513	(360)	88,152
Operating expenses	45,590	25,641	6,957	712	78,901	(1,184)	77,717

Operating income (losses)	¥749	¥6,185	¥3,081	¥(404)	¥9,611	¥823	¥10,435

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

Notes: 1.	Classification of business segments

Business segments are classified by taking into consideration similarities in the type and nature of businesses and operating transactions.

2.	Main descriptions of each business segment

	(1) Integrated Financial Services:	Provider of loan products to individuals, including consumers, small business owners and sole proprietors
Provider of leases, etc.
Provider of guarantee services
Securities business

	(2) Servicing Business:	Management, collection, acquisition, and investment in specific money claims

	(3) Real Estate Business:	Real estate transactions
Real estate development
Asset management

	(4) Other Businesses:	Business owner support services
Agent for life or non-life insurance companies, etc.

3.	As discussed in “Changes in Accounting Treatments and Changes in Presentation,” with respect to bond issuance costs, the entire amount had been previously treated as other expenses as incurred. However, the Group changed its treatment to amortize such costs using the straight-line method over the redemption period in order to present appropriate periodic profits and losses by taking into consideration an expected increase in the size of future fund procurement through bond issuances and the related increase in the significance of bond issuance costs in connection with the issuance of U.S. Dollar-denominated Unsecured Straight Bonds during the three months ended June 30, 2007. In addition, the Group recorded the amortized amount as financial costs in operating expenses in order to ensure consistency with the treatment of interest expenses on bonds.

As a result, compared with the results under the previous treatment, “Operating expenses” increased by ¥7 million and “Operating income” decreased by the same amount in “Integrated Financial Services.”

4.	Change in classification of business segments

“Real Estate Business,” which was previously included in “Other Businesses,” is disclosed as a separate segment for financial reporting purposes due to an increase in its significance.

In addition, segment information for the three months ended June 30, 2006 was reclassified on the same basis as that of the three months ended June 30, 2007 for the purpose of comparison.
2)	Geographical Segment Information

Geographical segment information is omitted for the three months ended June 30, 2006 and 2007, and the year ended March 31, 2007, as domestic operating revenues accounted for more than 90% of total operating revenues for all segments during the corresponding periods.
3)	Overseas Operating Revenues

Overseas operating revenues information is omitted for the three months ended June 30, 2006 and 2007, and the year ended March 31, 2007, as overseas operating revenues accounted for less than 10% of total operating revenues during the corresponding periods.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

(7)	Operating Data

Consolidated Operating Results
1)	Operating Revenues by Business Segment

	Three Months Ended June 30,
	2006		2007		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(In millions except percentages)
Integrated Financial Services:
Interest income from notes and loans receivable:
Secured loans	¥1,426	9.5%	¥1,638	9.6%	¥211	14.9%
SME loans	4,351	28.8	3,361	19.7	(990)	(22.8)
Discount notes	59	0.4	45	0.3	(13)	(22.2)
Consumer loans	2,041	13.5	1,409	8.2	(632)	(31.0)

Total	7,879	52.2	6,454	37.8	(1,424)	(18.1)

Fees received	929	6.2	592	3.5	(336)	(36.2)
Guarantee fees received	423	2.8	514	3.0	90	21.4
Revenue from leases and installment loans	1,403	9.3	1,654	9.7	251	17.9
Other	892	5.9	1,487	8.7	594	66.6

Total	3,649	24.2	4,249	24.9	599	16.4

Sub-total	11,528	76.4	10,703	62.7	(824)	(7.2)

Servicing Business:
Revenue from purchased loans	2,981	19.8	3,334	19.5	353	11.8
Revenue from sales of real estate	39	0.3	953	5.6	914	—
Other	333	2.2	760	4.4	427	128.2

Sub-total	3,354	22.3	5,049	29.5	1,694	50.5

Real Estate Business:
Revenue from sales of real estate	—	—	706	4.1	706	—
Other	176	1.1	459	2.7	283	160.4

Sub-total	176	1.1	1,166	6.8	989	560.7

Other Businesses:
Other	29	0.2	171	1.0	142	487.2

Total	¥15,088	100.0%	¥17,090	100.0%	¥2,001	13.3%

Notes: 1.	Business segments presented above are identical to the business segments presented in “Business Segment Information.” In addition, “Real Estate Business,” which was previously included in “Other Businesses,” is disclosed as a separate segment for financial reporting purposes due to an increase in its significance.

2.	Consumption taxes are excluded from the amounts presented above.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

2)	Operating Assets by Business Segment

	June 30,
	2006		2007		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(In millions except percentages)
Integrated Financial Services:
Notes and loans receivable:
Secured Loans	¥100,474	35.0%	¥89,273	30.6%	¥(11,201)	(11.2)%
SME loans	87,095	30.3	70,488	24.2	(16,606)	(19.1)
Discount notes	1,739	0.6	1,692	0.6	(46)	(2.7)
Consumer loans	40,639	14.1	31,051	10.6	(9,588)	(23.6)

Total	229,949	80.0	192,505	66.0	(37,443)	(16.3)

Assets held for finance leases, of which ownership is non-transferable:
Machinery	297	0.1	290	0.1	(7)	(2.6)
Equipment	2,331	0.8	2,629	0.9	298	12.8
Software	408	0.2	490	0.2	82	20.3
Other	50	0.0	38	0.0	(12)	(23.9)

Total	3,088	1.1	3,449	1.2	361	11.7

Assets held for operating leases	1,712	0.6	2,115	0.7	403	23.6
Installment loans	4,650	1.6	9,214	3.2	4,563	98.1
Other	2,660	0.9	2,115	0.7	(545)	(20.5)

Sub-total	242,061	84.2	209,401	71.8	(32,659)	(13.5)

Servicing Business:
Purchased loans receivable	23,071	8.0	26,864	9.2	3,793	16.4
Real estate for sale	7,465	2.6	19,240	6.6	11,774	157.7

Sub-total	30,536	10.6	46,104	15.8	15,567	51.0

Real Estate Business:
Real estate for sale and real estate under construction for sale	14,934	5.2	36,138	12.4	21,204	142.0

Sub-total	14,934	5.2	36,138	12.4	21,204	142.0

Total	¥287,532	100.0%	¥291,645	100.0%	¥4,112	1.4%

Notes: 1.	Installment loans represent the amount of the total installment loans less the amount of unearned revenue from installment loans.

2.	In addition to those presented above, the amount of borrowings and accounts receivable that the Group guarantees in connection with the credit guarantee business in the integrated financial services segment is as follows:

	June 30,
	2006	2007	Change
	Amount	Amount	Amount	Percentage

	(In millions except percentages)
Guaranteed borrowings and accounts receivable	¥14,293	¥16,839	¥2,546	17.8%

	Note:	Guaranteed borrowings and accounts receivable presented above are the amount after deduction of reserve for guarantee losses.

3.	Regarding business segments, “Real Estate Business” is disclosed as a separate segment for financial reporting purposes due to an increase in its significance.

As a result of this change, the balance of “Real estate for sale and real estate under construction for sale” in “Real Estate Business” for the three months ended June 30, 2006 is additionally disclosed.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Three Months Ended June 30, 2007

(Reference) The results of operations by quarter for the year ending March 31, 2008 and the year ended March 31, 2007 are as follows:
Year Ending March 31, 2008 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2007 ~	(July 1, 2007 ~	(October 1, 2007 ~	(January 1, 2008 ~
	June 30, 2007)	September 30, 2007)	December 31, 2007)	March 31, 2008)

	(In millions except per share data)
Operating revenues	¥17,090	¥—	¥—	¥—
Operating income	1,802	—	—	—
Ordinary income	1,501	—	—	—
Income before income taxes and minority interest	634	—	—	—
Net losses	(240)	—	—	—
Net losses per share (in yen):
Basic	(0.08)	—	—	—
Diluted	—	—	—	—
Total assets	401,878	—	—	—
Net assets	85,512	—	—	—
Net assets per share (in yen)	28.50	—	—	—
Net cash provided by operating activities	10,448	—	—	—
Net cash used in investing activities	(850)	—	—	—
Net cash provided by financing activities	1,393	—	—	—
Cash and cash equivalents at end of period	38,573	—	—	—

Note:	Diluted net income per share for the first quarter was not presented because of net losses.
Year Ended March 31, 2007 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2006 ~	(July 1, 2006 ~	(October 1, 2006 ~	(January 1, 2007 ~
	June 30, 2006)	September 30, 2006)	December 31, 2006)	March 31, 2007)

	(In millions except per share data)
Operating revenues	¥15,088	¥22,773	¥21,934	¥28,355
Operating income	2,266	4,085	2,772	1,311
Ordinary income	2,376	3,839	2,705	400
Income before income taxes and minority interest	3,187	(2,660)	2,340	(112)
Net income (losses)	1,645	(2,098)	1,284	(823)
Net income (losses) per share (in yen):
Basic	0.60	(0.74)	0.45	(0.29)
Diluted	0.59	—	0.45	—
Total assets	373,747	402,195	428,057	403,880
Net assets	88,960	85,548	86,812	86,747
Net assets per share (in yen)	30.60	28.81	29.04	29.01
Net cash used in operating activities	(17,552)	(29,871)	(18,619)	(1,313)
Net cash used in investing activities	(2,914)	(319)	(2,299)	(3,014)
Net cash provided by financing activities	27,618	23,481	24,175	4,452
Cash and cash equivalents at end of period	28,276	23,530	27,082	27,625

Note:	Diluted net income per share for the second and fourth quarters was not presented because of net losses for each corresponding period.